                                                                 EXHIBIT (10.40)

                                (AEG LETTERHEAD)










November 21, 2002




Board of Directors
Akorn, Inc.
2500 Milibrook Drive
Buffalo Grove, Illinois 60089

Dear Members of the Board:

         Following discussions with two independent directors of Akorn, Inc. (the "Company") and outside counsel to the Company and AEG Partners LLC ("AEG"), AEG hereby rescinds its resignation letter dated November 18, 2002. By your countersignature below, the Company and AEG agree that AEG will be re-engaged as Chief Restructuring Officer, effective as of the date hereof, on the same terms and conditions as are set forth in the Engagement Letter, dated September 26, 2002, between AEG and the Company (the "Engagement Letter"), except as modified in this letter agreement.

         Notwithstanding anything in the Engagement Letter or any other prior agreement to the contrary, the Company and AEG agree as follows:

         1. The Company shall immediately take all necessary corporate action to establish a Corporate Governance Committee of the Board of Directors of the Company. The Corporate Governance Committee shall initially be comprised of Jerry N. Ellis and Daniel E. Bruhl, M.D. Any changes to the composition of the Committee during the period of AEG's engagement shall be subject to AEG's approval. AEG shall interface with the Corporate Governance Committee during the conduct of its engagement, and the Committee shall have been delegated all authority otherwise vested in the full Board of Directors with respect to restructuring matters and corporate compliance matters, including without limitation regulatory affairs, quality assurance and quality control.

         2. The Company's outside securities counsel shall be engaged to review an audiotape of the Company's November 15, 2002 teleconference with securities analysts for the purpose of determining whether any statements were made by officers of the Company that require correction.

         3. The Success Fee (as defined in and contemplated by Section IV.C. of the Engagement Letter) shall have the terms set forth on Annex A attached hereto.

Very truly yours,

AEG PARTNERS, LLC

By: /s/ LAWRENCE M. ADELMAN
   --------------------------------
Name: Lawrence M. Adelman
Its: Managing Director
ACCEPTED AND AGREED TO:

AKORN, INC.


By: /s/ BEN J. POTHAST
    --------------------------------
Name:   Ben J. Pothast
      ------------------------------
Its:   CFO
     -------------------------------

                                     ANNEX A

                              TERMS OF SUCCESS FEE

The Success Fee will be comprised of two components, a percentage-based cash fee and a grant of warrants, as follows:

Part A -- Cash Fee

         o Fee will be equal to 1.5% of the aggregate amount of the Company's indebtedness for borrowed money, including all then existing principal and accrued interest, that is refinanced or restructured pursuant to a new or restated credit facility maturing on or after January 1, 2004

         o Fee will be payable in cash at any closing of a refinancing or restructuring

Part B -- Warrants

         o Immediately upon the execution of the letter agreement to which this Annex A is attached, AEG, the Company and their respective counsel shall begin negotiating and drafting the terms of a Warrant Purchase Agreement between AEG and the Company. The parties will use their best good faith efforts to complete the negotiations as soon as possible.

         o Pursuant to the Warrant Purchase Agreement, the Company shall issue to AEG 1,250,000 warrants to purchase the common stock of the Company at an exercise price of $1.00 per warrant share.

         o Pursuant to the Warrant Purchase Agreement, the warrants shall be issued on the date on which each of the following conditions shall have been met or waived by the Company: (i) the Pre-Negotiation Agreement, dated as of September 20, 2002, by and among the Company, Akorn (New Jersey), Inc. and The Northern Trust Company shall have been terminated, (ii) AEG's engagement pursuant to the Engagement Letter shall have been terminated (it being understood that the condition set forth in this clause (ii) shall be deemed to have been waived by the Company in the event that the Company has requested or agreed that AEG's engagement shall continue beyond the date on which the condition set forth in clause (i) above is satisfied) and
                  (iii) the Company shall have executed a new or restated multi-year credit facility.

         o The warrants shall contain customary registration rights and anti-dilution protections.

         o All unexercised warrants shall expire on the fourth anniversary of the date of grant.

In the event that the restructuring of the Company's existing indebtedness is not successfully completed prior to the termination of the Engagement Letter, the Company and AEG agree to renegotiate in good faith the incentives and fees applicable to AEG.

                                        3